Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2021, with respect to the consolidated financial statements included in the Annual Report of YETI Holdings, Inc. on Form 10-K for the year ended January 1, 2022. We consent to the incorporation by reference of said report in the Registration Statement of YETI Holdings, Inc. on Form S-8 (File No. 333-227975).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 28, 2022